Exhibit 99.1

SPARK NETWORKS® ANNOUNCES THE COMPLETION OF ITS SHARE REPURCHASE PROGRAM

BEVERLY HILLS, Calif., August 15, 2007—Spark Networks, Inc. (AMEX:LOV), a leading provider of online personals services including brands such as JDate.com, AmericanSingles.com, BlackSingles.com and ChristianMingle.com, announced it has completed its open market share repurchase program. With today’s repurchase of more than 1.1 million shares, Spark has now repurchased the full two million shares authorized under the open market program approved by shareholders in November 2006.

“I am always satisfied when we do what we say we are going to do,” stated Adam Berger, Chairman and Chief Executive Officer of Spark. “As a result of the recent completion of our Scheme of Arrangement, we were able to raise our share repurchase target by more than 100% to two million shares. In only twelve days from the time we announced, on our quarterly earnings call, that we planned to take advantage of some of the additional flexibility our move to the United States afforded us to repurchase the additional shares, we have been able to achieve our goal.”

Spark completed its Scheme of Arrangement on July 9, 2007 to reorganize in the US, which resulted in the lifting of the UK restrictions on its open market share repurchase program.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

About Spark Network, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate.com (www.jdate.com), AmericanSingles.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com) and ChristianMingle®.com.

For More Information

Investors:	Mark Thompson
+ 1-323-658-3000 ext. 4015
mthompson@spark.net

Media:	Gail Laguna
+ 1-323-658-3000 ext. 4402
glaguna@spark.net